                                              Rule 424(b)(3)
                                              File No. 333-58723

Pricing Supplement No. 46                     Dated October 19, 1999
(To Prospectus dated July 17, 1998
Prospectus Supplement dated August 28, 1998)


U.S.$5,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series I

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $425,000,000            Issue Price: 100.00%

Original Issue Date: October 22, 1999     Stated Maturity Date: October 22, 2001

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [X] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 22nd day of January, April, July and October, beginning January 24, 2000 up to and including the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 22nd day of January, April, July and October, beginning January 24, 2000 up to and including the Stated Maturity Date.

Interest Determination Date Dates: Two London Banking Days prior to each Interest Reset Date

Initial Interest Rate: 6.5525 %

Index Maturity: 3 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A              Minimum Interest Rate: N/A

Spread (+/-): +.33%                     Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .0945%

Other Provisions:    a)   AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                          NO. 46 UNDER MTN-SERIES I PROGRAM: $3,436,375,000.00
                     b)   CUSIP #42333HMG4

Agent:
Barclays Capital Inc.    Chase Securities Inc.     Lehman Brothers Inc.
222 Broadway, 7th Floor  270 Park Avenue           Three World Financial Center,
New York, NY 10038       New York, New York 10017  12th Floor
                                                   New York, NY 10285-1200

J.P. Morgan Securities Inc.   Warburg Dillon Read LLC
60 Wall Street                677 Washington Blvd.
New York, NY 10260            Stamford, CT 06912